Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Pre-effective Amendment No. 2 to the Registration Statement being filed on Form N-1A (No 333-215049) Amendment No. 2 under the Investment Company Act of 1940 and to the incorporation of our report dated April 26, 2017 with respect to the financial statements of Fiera Capital Global Equity Focused Fund as of April 18, 2017 and for the period from December 8, 2016 (inception) through April 18, 2017, filed with the Securities and Exchange Commission.

/s/ EisnerAmper LLP

New York, New York
April 26, 2017